Exhibit 99-1

Energy East Corporation Announces First Quarter 2004 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, May 7, 2004, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share for the quarter ended March 31, 2004, were 83 cents while earnings per share for the 12 months ended March 31, 2004, were $1.35. These results exclude discontinued operations which reflect the results of three non-utility businesses sold in 2002 and 2003.

Earnings of 83 cents per share for the quarter ended March 31, 2004, were 7 cents lower than earnings from continuing operations of 90 cents per share for the quarter ended March 31, 2003. First quarter earnings were impacted by a modest decrease in sales as natural gas retail deliveries declined 1.8% and electric retail deliveries declined 0.5% for the quarter primarily because of warmer winter weather in 2004 as compared to 2003. First quarter earnings also reflect higher stock-based compensation costs. Items which contributed to earnings include integration savings and interest cost reductions.

Earnings per share from continuing operations for the 12 months ended March 31, 2004, were down 21 cents compared to $1.56 for the 12 months ended March 31, 2003. Items that contributed to the change in earnings for the 12-month period include: lower deliveries primarily due to the effects of weather, an electric rate reduction effective in March 2002 for New York State Electric & Gas Corporation, lower pension income, and higher stock based compensation costs. Those decreases were partially offset by savings from integration initiatives, interest cost reductions, and a restructuring charge that was recorded in 2002. Financial results for RGS Energy Group, Inc. are included in the company's results beginning July 1, 2002.

Preliminary Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.
Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended March 31	2004	2003	2004	2003

(Thousands, except per share amounts)
Operating Revenues
Sales and services	$1,586,091	$1,508,295	$4,671,616	$4,319,337
Operating Expenses
Electricity purchased and fuel used in generation	396,654	358,368	1,367,729	1,328,503
Natural gas purchased	499,849	451,051	1,050,446	844,578
Other operating expenses	218,408	199,701	856,661	752,104
Maintenance	43,212	46,204	199,926	171,622
Depreciation and amortization	85,498	75,759	311,003	271,877
Other taxes	75,446	85,290	260,635	264,190
Restructuring expenses	-	-	-	40,567

Total Operating Expenses	1,319,067	1,216,373	4,046,400	3,673,441

Operating Income	267,024	291,922	625,216	645,896
Writedown of Investment	-	-	-	2,094
Other (Income)	(5,639)	(4,652)	(23,061)	(23,880)
Other Deductions	3,145	1,878	34,570	29,351
Interest Charges, Net	69,990	67,736	287,056	268,240
Preferred Stock Dividends of Subsidiaries	988	8,419	11,578	32,955

Income from Continuing Operations Before Income Taxes	198,540	218,541	315,073	337,136
Income Taxes	77,988	88,032	117,643	121,725

Income From Continuing Operations	120,552	130,509	197,430	215,411

Discontinued Operations
Income (loss) from businesses sold	-	7,952	(17,906)	5,800
Income taxes (benefits)	-	2,997	(16,009)	2,713

Income (Loss) From Discontinued Operations	-	4,955	(1,897)	3,087

Net Income	$120,552	$135,464	$195,533	$218,498

Earnings Per Share From Continuing Operations, basic	$.83	$.90	$1.35	$1.56

Earnings Per Share From Continuing Operations, diluted	$.82	$.90	$1.35	$1.56

Total Earnings Per Share, basic	$.83	$.93	$1.34	$1.58

Total Earnings Per Share, diluted	$.82	$.93	$1.34	$1.58

Dividends Paid Per Share	$.26	$.25	$1.01	$.97

Average Common Shares Outstanding, basic	146,085	145,096	145,780	138,114

Average Common Shares Outstanding, diluted	146,428	145,215	146,030	138,143

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended March 31	2004	2003	2004	2003

Electricity (thousands of megawatt-hours)
Residential	3,358	3,352	11,682	11,156
Commercial	2,335	2,311	9,290	8,696
Industrial	1,761	1,806	7,367	7,018
Other	597	621	2,215	2,110

Total retail	8,051	8,090	30,554	28,980
Wholesale	2,094	1,411	6,417	5,344

Total	10,145	9,501	36,971	34,324

Natural Gas (thousands of dekatherms)
Residential	41,293	42,205	84,489	82,068
Commercial	13,019	12,314	26,643	25,314
Industrial	1,623	1,522	3,558	3,495
Other	3,178	3,429	11,050	13,959
Transportation of customer-owned gas	28,484	29,746	85,386	90,131

Total retail	87,597	89,216	211,126	214,967
Wholesale	-	2,303	3,057	7,419

Total	87,597	91,519	214,183	222,386